DISTRIBUTOR AGREEMENT

1.           THE PARTIES: WELLTEC USA, LLC, a Delaware, U.S.A. Limited Liability Company, having its registered offices at 21828 Lassen Street, Unit G, Chatsworth, California 91311, U.S.A., on the one part and hereinafter called “SUPPLIER,” and GRANT ENTERPRISES, LLC., a Nevada, U.S.A. corporation having its registered offices at 9195 Sangria Lane, Las Vegas, Nevada 89147 on the other part and hereinafter called “DISTRIBUTOR.”

2.            PURPOSE: SUPPLIER hereby appoints DISTRIBUTOR as its sole distributor for the purchase, resale, installation and service of SUPPLIER products identified on Exhibit B (the “Products”), in the territory as detailed on Exhibit A. SUPPLIER agrees to sell the products identified on Exhibit B to DISTRIBUTOR and the DISTRIBUTOR agrees to purchase all such products from SUPPLIER upon the terms and conditions hereinafter provided. This Agreement shall not constitute a partnership or any other joint venture between SUPPLIER and DISTRIBUTOR. DISTRIBUTOR shall not be the agent or legal representative of SUPPLIER for any purpose whatsoever. DISTRIBUTOR is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of SUPPLIER or to bind SUPPLIER in any manner.

3.           TITLE AND INFRINGEMENT. SUPPLIER represents and warrants that (a) WELLTEC INTERNATIONAL GmbH, is the manufacturer of the Products, (b) SUPPLIER is the exclusive United States distributor of the Products, and as such owns all rights, title and interest in and to the Products necessary to enter into and perform its obligations to DISTRIBUTOR hereunder, and (c) to the best of SUPPLIER’s knowledge, no Product sold to DISTRIBUTOR during the term of this Agreement, infringes upon the Intellectual Rights (as herein defined) of any other person or entity, and no suit or proceeding is pending or threatened, alleging that any Product or the use thereof infringes upon any Intellectual Rights. As used herein, the term “Intellectual Right” means any rights relating to any trademark, tradename, service mark, copyright, patent, trade secret or other proprietary right.

4.           INDEMNIFICATION. SUPPLIER agrees to hold DISTRIBUTOR harmless and to indemnify, reimburse, and defend it upon request at its own cost for any proceedings related to any claim asserted against DISTRIBUTOR or its customers with respect to the Products, any information or materials provided by SUPPLIER pursuant to this Agreement, or which otherwise arises out of its relationship with DISTRIBUTOR, (including without limitation any claim that any Product infringes the Intellectual Rights of another) and shall pay DISTRIBUTOR for all amounts owed by it to third persons and expenses incurred by it in connection with any such claim or suit. Notwithstanding the above, SUPPLIER shall not be responsible for indemnifying DISTRIBUTOR for claims resulting from (a) express warranties by DISTRIBUTOR in excess of those provided by SUPPLIER; (b) gross negligence of DISTRIBUTOR; or (c) intentional misconduct by DISTRIBUTOR.

5.           INSURANCE. (a) SUPPLIER shall maintain, at its expense, a policy or policies of product liability insurance, with a broad form Vendor’s Endorsement naming DISTRIBUTOR as an additional insured, providing coverage of not less than Two Million Dollars ($2,000,000) combined single limit, and shall provide DISTRIBUTOR with a Certificate of Insurance (including broad form Vendor’s Endorsement) reflecting such coverage. The Certificate shall provide for at least ten (10) days prior written notice of cancellation or substantial change.

(b)         DISTRIBUTOR shall maintain, at its expense, a policy or policies of commercial general liability insurance providing coverage of not less than Two Million Dollars ($2,000,000) combined single limit and shall provide SUPPLIER with a Certificate of Insurance reflecting such coverage.

6.	DISTRIBUTOR WILL:

(a)           Sell and install SUPPLIER Products in the territory, and will not sell or install in the territory any products which compete with the products detailed on Exhibit “B”.

(b)           Not sell or install SUPPLIER products outside of the territory.

(c)          Service SUPPLIER products as agreed upon between the DISTRIBUTOR and its customers.

(d)          Undertake to stock appropriate level of spare parts.

(e)          Keep its employees trained in the proper installation and servicing of SUPPLIER products as required by SUPPLIER.

(f)          Advertise SUPPLIER’s products appropriately, clearly identifying itself as a DISTRIBUTOR of SUPPLIER products, and at the same time clearly identify SUPPLIER’s products under SUPPLIER’s trademarks, trade names or symbols. The DISTRIBUTOR shall not register, or have registered, any of the trademarks, trade names or symbols of SUPPLIER (or which are similar to those of SUPPLIER), in the territory or elsewhere.

(g)	Meet minimum purchase quotas as specified in Exhibit D.

7.	SUPPLIER WILL:

(a)         Sell Products to DISTRIBUTOR according to the price list set forth on Exhibit B.

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(b)         Offer to DISTRIBUTOR the right to sell in the Territory all new Products marketed by SUPPLIER during the term of this Agreement.

(c)  Use reasonable efforts to ship Products to DISTRIBUTOR within five (5) days of the shipping date set forth in DISTRIBUTOR’s order for stock items.

(d)	Warranty its products per the Warranty Statement attached as Exhibit C.

(e)  Refer to DISTRIBUTOR all inquiries for Products where (i) the inquiry originates from within the territory, (ii) delivery will be made to a location within the territory, or (iii) delivery will be made to a location outside the territory but the ultimate use of the PRODUCT by the customer will be within the territory.

8.           TERMS OF SALE: All quotations for products will be on the basis of F.O.B. U.S. based distributing facility or as agreed. DISTRIBUTOR shall pay SUPPLIER in U.S. Dollars upon shipment, or as agreed.

9.           TECHNICAL AND PROMOTIONAL LITERATURE: Reasonable quantities of technical and promotional literature in English of a professional quality will be provided by SUPPLIER at its own expense and will be updated on a regular basis and will include all the latest specifications of the SUPPLIER products.

10.        TERM OF AGREEMENT: This Agreement shall remain in effect for a period of five (5) years from the date of execution by SUPPLIER and shall thereafter be automatically renewed for successive periods of one year each unless not less than ninety (90) days before the expiration date of the original five (5) year term of this Agreement or any successive one year term, SUPPLIER or the DISTRIBUTOR notifies the other in writing that it elects not to renew this Agreement.

11.        RIGHTS ON TERMINATION: In the event of termination or expiration of this Agreement, all future and continuing rights and obligations hereunder shall cease and terminate. DISTRIBUTOR shall have the right to sell any remaining inventory.

12.	MISCELLANEOUS:

(a)                       This Agreement shall be interpreted under and the parties’ rights and remedies governed by the internal laws (as opposed to conflicts of law provisions) of the State of Nevada, U.S.A. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(b)	All terms, conditions, or provisions which may appear as pre-printed

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language or otherwise be inserted within any order, order confirmation or invoice for any Products shall be of no force and effect notwithstanding the execution or delivery of such other document subsequent to the date of this Agreement.

(c)         This Agreement shall not be assignable by either of the parties without the prior written consent of the other, except that DISTRIBUTOR may assign its rights to Grant Enterprises LLC, a Nevada Limited Liability Company, without SUPPLIER’s consent. Neither party shall be made responsible for any failures or delays in performing any obligations agreed upon herein which result from causes beyond its control, including, but not limited to, acts of God or public enemy; any order of a government, not sought or motivated, either directly or indirectly by the benefitted party; fires, floods, epidemics, inland, ocean or air transportation strikes, or other strikes, embargoes, unduly severe weather, incidents of war; or the inability to perform of either party, when acting in good faith and with due diligence, provided that all reasonable efforts have been made to overcome the consequences of such delays.

(d)         Waiver by either party hereto of any right hereunder or of any failure to perform or any breach of the other party shall not be deemed as the waiver of any other right hereunder, and shall not constitute the waiver of any other breach or failure of a party, whether of a similar nature or otherwise.

(e)         Client agrees in the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, which cannot be resolved by consultation and negotiation with each other in good faith, both parties agree to endeavor to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Any unresolved controversy or claim arising from or relating to this contract or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with with its Commercial Arbitration Rules, and the judgement on the award rendered by the arbitrator may be enter in any court having jurisdiction thereof. The contract shall be governed by the laws of the state of Nevada. The place of arbitration shall be Las Vegas, Nevada. Each party shall bear its own costs and an equal share of the arbitrators and administrative fees of arbitration. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(f)          All notices required hereunder shall be in writing and addressed to the other party at the following address:

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SUPPLIER:

WELLTEC U.S.A., LLC
21828 Lassen Street
Unit G
Chatsworth, CA 91311

DISTRIBUTOR:

GRANT ENTERPRISES, LLC.
9195 Sangria Lane
Las Vegas, NV 89147

Either party may by written notice specify a new address at any time. Notice shall be deemed effective when sent by registered or certified mail addressed as stated above, or by any other delivery method if receipt of the notice is acknowledged by the party entitled to notice.

(g)         No amendments to or modification of this Agreement shall be binding on the parties except by an instrument in writing signed by SUPPLIER and the DISTRIBUTOR and indicating specifically in what respects the instrument is an amendment to or modification of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUPPLIER:	DISTRIBUTOR:

WELLTEC USA, LLC	GRANT ENTERPRISES, LLC.

By	/s/Catherine Dammann-Fleishman	By /s/ Richard S. Carrigan
Catherine Dammann-Fleishman		Richard S. Carrigan, Manager
Title

GUARANTEED:

WELLTEC INTERNATIONAL GmbH

By

Title

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KINJOY DISTRIBUTOR AGREEMENT

EXHIBIT “A”

TERRITORY

The states of Michigan, Mississippi, Nevada and New Jersey.

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KINJOY DISTRIBUTOR AGREEMENT

EXHIBIT “B”

PRODUCTS AND PRICING

Kinjoy Shiatsu Massage System

Product & Pricing:

•	Chair & Bill Acceptor	$ 4,100.00

•	Chair & Token Tower	3,600.00

•	Chair & Personal Control	2,600.00

•	Bill Acceptor & Tower	1,700.00

•	Token Tower	1,200.00

•	Personal Control	200.00

•	Chair	2,400.00

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KINJOY DISTRIBUTOR AGREEMENT

EXHIBIT “C”

WARRANTY STATEMENT

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KINGJOY DISTRIBUTOR AGREEMENT

EXHIBIT “D”

MINIMUM PURCHASE REQUIREMENTS

Period	# Units

(a)	Effective date through June 30, 2001	10

(b)	July 1, 2001 through September 30, 2001	10

(c)	Calendar quarters thereafter	15

Purchases count during the period specified for shipment of an order when the order meets shipment, i.e., five (5) days for stock items, and credit, i.e., letter of credit or other credit guarantee.

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